Exhibit 5.1

[Letterhead of Gibson, Dunn & Crutcher LLP]

December 19, 2002

Del Monte Foods Company.
One Market @ The Landmark
San Francisco, CA 94105

     Re:      Registration Statement on Form S-8 of Del Monte Foods Company

Ladies and Gentlemen:

     We refer to the registration statement on Form S-8 (the “Registration Statement”) filed by Del Monte Foods Company, a Delaware corporation (the “Company”), with the Securities and Exchange Commission under the Securities Act of 1933 (the “Securities Act”), with respect to the proposed offering by the Company of up to 15,400,000 shares (the “Shares”) of common stock of the Company, par value $0.01 per share (including associated Preferred Stock Purchase Rights) (the “Common Stock”), subject to issuance by the Company under the Del Monte Foods Company 2002 Stock Incentive Plan (the “Plan”), adopted by the Company pursuant to the terms of the Agreement and Plan of Merger (the “Merger Agreement”), dated as of June 12, 2002, by and among the Company, Del Monte Corporation, a New York corporation, H. J. Heinz Company, a Pennsylvania corporation, and SKF Foods Inc., a Delaware corporation.

     We have examined the originals or certified copies of such corporate records, certificates of officers of the Company and/or public officials and such other documents, and have made such other factual and legal investigations, as we have deemed relevant and necessary as the basis for the opinions set forth below. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as conformed or photostatic copies and the authenticity of the originals of such copies.

     Based on our examination described above, subject to the assumptions stated above and relying on the statements of fact contained in the documents that we have examined, we are of the opinion that (i) the issuance by the Company of the Shares has been duly authorized and (ii) when issued in accordance with the terms of the Plan the Shares will be duly and validly issued, fully paid and non-assessable shares of Common Stock.

     We are admitted to practice in the State of California, and are not admitted to practice in the State of Delaware. However, for the limited purpose of our opinions set forth above, we are generally familiar with the General Corporation Law of the State of Delaware (the “DGCL”) as presently in effect and have made such inquiries as we consider necessary to render this opinion with respect to a Delaware corporation. This opinion letter is limited to the laws of the State of California and, to the limited extent set forth above, the DGCL, as such laws presently exist and to the facts as they presently exist. We express no opinion with respect to the effect or applicability of the laws of any other jurisdiction. We assume no obligation to revise or supplement this opinion letter should the laws of such jurisdictions be changed after the date hereof by legislative action, judicial decision or otherwise.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the General Rules and Regulations of the Securities and Exchange Commission.

Very truly yours,

GIBSON, DUNN & CRUTCHER LLP